Exhibit 10.1

EXCLUSIVE LICENSE AND MANUFACTURING AGREEMENT

This Exclusive License and Manufacturing Agreement (the "License Agreement") is made as of the 16th day of May, 2011, by and among James F. Loughrey and SwitchGenie LLC (sometimes hereinafter “SG”) (collectively, “Licensor”), both with an address at 4576 Echo Lane, Stacy, Minnesota 55079, and Blue Earth Energy Management, Inc. (“Licensee”), a wholly-owned subsidiary of Blue Earth, Inc., with an address at 2298 Horizon Ridge Parkway, Suite 205, Henderson, Nevada 89052.

RECITALS:

WHEREAS, Licensor is the owner of the patents collectively annexed hereto as Exhibit A (the “Patents”) and other intellectual property specified below (the “Other Intellectual Property”);

WHEREAS, Licensor wishes to license to Licensee the Patents and Other Intellectual Property pursuant to the terms and conditions of this License Agreement, and Licensee wishes to receive such license pursuant to such terms and conditions; and

WHEREAS, SG and Licensee wish to provide that all products to be sold by SG using a Patent and Other Intellectual Property shall be purchased by SG from Licensee pursuant to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, and promises of the parties hereto, the receipt and legal sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto represent, warrant, covenant and agree as follows:

1.	Incorporation of Recitals and Exhibits. The above recitals and Exhibits annexed hereto are incorporated herein and made a part hereof as if fully set forth below.

2.
License Grant.  Licensor grants to Licensee, and for the life of the Licensed Patents, as defined below, an exclusive, irrevocable, worldwide, transferable (subject to section 13(g)) license, with the right to sublicense, to practice the methods and to make, have made, manufacture, and use in connection with the offer for sale, advertising, promotion, sale, import and export in connection with the inventions described in or claimed in the Licensed Patents and the Other Intellectual Property.  Notwithstanding the exclusive license granted to Licensee herein, SG may use the Licensed Patents only in connection with products sold under its “SwitchGenie” brand and then only if (a) such products are purchased from Licensee pursuant to this Agreement and (b) such products do not use Echelon microchip technology.

(a)
"Licensed Patents" means all lighting, control and energy efficiency Patents and reissues of and reexamined patents, and all future patent applications, whenever filed and wherever issued relating to the Patents, including without limitation, continuations, continuations-in-art, substitutes, and divisions of such applications and all priority rights resulting from such applications.  Licensed Patents also includes without limitation any discovery, idea, design, or invention that (a) the unlicensed making, having made, use, offering to sell, selling, importing, exporting, or selling for export of which would infringe one or more of the Licensed Patents; (b) performs the same function as a product or service that is subject to any of the Licensed Patents; (c) is useful or necessary to Licensee in the exercise of its rights under this License Agreement; or (d) uses, incorporates, is derived from, or is based on the inventions described or claimed in the Licensed Patents or that could not be conceived, developed, or reduced to practice, but for the use of the inventions described or claimed in the Licensed Patents.

(b)
“Other Intellectual Property consists of the following: all UL approvals/documents, all design and production documents, all information associated products such as motion sensors (as permitted in the master documents), software, the pending Echelon Agreement and all trade secrets with concerning the Licensed Patents, including but not limited to ballasts, switches and controls/micro-processors, all hardware and software, government permits, utility approvals/certifications, all source code, design documents, documentation, assembly instruction, in short, all intellectual property related to the SwitchGenie ™ products and technology.

(c)	“Intellectual Property” means collectively the “Licensed Patents” and the “Other Intellectual Property”.

(d)	“Products” means products sold by Licensee using the Intellectual Property.

(e)	Licensee shall have sole discretion concerning all matters relating to the use of Intellectual Property. All product representations shall be consistent with the claims of Licensor.

3.	Term. The term of this Agreement is perpetual unless and until terminated pursuant to section 5 below.

4.	Consideration.

(a)	In full consideration for the license granted herein, Licensee shall pay or provide to Licensor the following consideration:

(i)	One Hundred Thousand ($100,000.00) Dollars in cash upon signing this Agreement.

(ii)	The issuance of 150,000 restricted shares of common stock of Blue Earth, Inc. subject to the terms and conditions set forth in a Lock-Up/Leak-Out Agreement dated the date hereof.

(iii)
Licensee shall pay Licensor a royalty (the “Licensee Royalty”) on all Products sold by Licensee using the Intellectual Property for a period beginning on the date of this Agreement and ending ten (10) years thereafter.

(iv)
Licensee will fund the completion of fifty (50) partially completed ballasts and produce up to 3,000 SwitchGenie ™ ballasts and as many ballasts as Licensee may reasonably need, based on documented orders or such other written documentation as may be acceptable to Licensee.  This will be carried out as soon as is reasonably possible after this date, based on estimated timelines and estimated costs set forth in Exhibit B annexed hereto. In order to expedite product availability, Licensee shall use personnel and facilities in Minnesota that Licensor recommends for the initial production units, subject to the review and approval of Licensee, which approval shall not be unreasonably withheld.

(b)
Licensee Royalties shall be paid to Licensor on a quarterly basis within 30 days after the close of each calendar quarter and, shall be accompanied by a written statement setting forth sales information in respect of the Products sold during such quarter.

(c)
Licensor or its authorized certified public accountant shall have the right, on at least ten (10) business days prior notice to Licensee, to examine the books and records of Licensee, from time to time, but no more than once in any twelve (12) month period, at mutually agreed upon times and dates, to ensure that the Royalty statements are complete, current and accurate in all material respects and that any Royalties due hereunder have been paid to Licensor as required by this License Agreement.

5.	Right to Terminate

(a)	Licensor shall have the right to terminate this License Agreement and this license, by written notice to Licensee, upon the occurrence of anyone of the following events:

(i)
the breach of any material term, covenant, condition, representation or warranty hereof by Licensee that has not been corrected within sixty (60) days after written notice thereof has been provided by Licensor to Licensee; provided however, if a non-monetary breach is not curable within such sixty (60) day period, this license shall not terminate hereunder if during such period, Licensee commences (and thereafter takes reasonable steps to endeavor) to cure such breach.

(ii)
a voluntary petition is commenced by Licensee under the Bankruptcy Code, as amended, 11 U.S.C. § 101 et seq, or any other law for the relief of debtors or protection of creditors; Licensee has an involuntary petition commenced against it under such law and such petition is not dismissed within 120 days after filing; Licensee becomes insolvent; or any substantial part of Licensee’s property becomes subject to any levy, seizure, assignment,  application, or sale for or by any creditor or governmental agency; or liquidates or otherwise discontinues all or a significant part of its business operations.

(b)
Licensee shall have the right to terminate this License Agreement and/or SG’s right to make, offer to sell and promote Products using the Intellectual Property by written notice to Licensor, upon the occurrence of anyone of the following events:

(i)
the breach of any material term, covenant, condition, representation or warranty hereof by either party comprising Licensor that has not been cured within sixty (60) days after written notice thereof has been provided by Licensee to Licensor; provided however, if a non-monetary breach is not curable within such sixty (60) day period, this license shall not terminate hereunder if during such period, Licensor commences (and thereafter takes reasonable steps to endeavor) to cure such breach.

(ii)	a voluntary petition is commenced by either party comprising Licensor under the Bankruptcy Code, as amended, 11 U.S.C. § 101 et seq, or any other law for the relief of debtors or protection of creditors; either party comprising Licensor has an involuntary petition commenced against it under such law and such petition is not dismissed within 120 days after filing; either party comprising Licensor becomes insolvent; or any substantial part of the property either party comprising Licensor becomes subject to any levy, seizure, assignment, application, or sale for or by any creditor or governmental agency; or liquidates or otherwise discontinues all or a significant part of its business operations.

(c)
Unless earlier terminated, this License Agreement shall terminate upon expiration of the last expired Patent (including any patents that may be granted on any patent applications included in the Licensed Patents).

(d)
In the event of termination of this License Agreement, Licensee may manufacture into finished goods any raw materials, including raw materials on order from its supplier, and to sell its inventory of Products, but will otherwise immediately cease utilizing the rights granted under Section 2 of this License Agreement and shall otherwise immediately cease selling and offering for sale, any Products.

6.	Licensee’s Representations and Warranties. Licensee hereby represents and warrants to Licensor as follows:

(a)
that it is duly organized and validly existing under the laws of the jurisdiction in which it was formed and has all power and all material governmental licenses, authorizations; permits, consents, and approvals required to carry on its business as now conducted;

(b)
that the execution, delivery and performance by Licensee of this License Agreement are within its powers and have been duly authorized by all necessary action by Licensee and that this License Agreement constitutes a valid and binding agreement of Licensee enforceable against Licensee in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforcement is sought in equity or at law); and

(c)	that the execution, delivery, and performance by Licensee of this License Agreement require no action by or in respect of, or filing with, any governmental body, agency, or official.

7.	Licensor’s Representations and Warranties. Licensor hereby represents and warrants to Licensee as follows:

(a)
that the execution, delivery, and performance by Licensor of this License Agreement are within his powers and that this License Agreement constitutes a valid and binding agreement of Licensor enforceable against Licensor in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforcements sought in equity or at law);

(b)	that the execution, delivery, and performance by Licensor of this License Agreement require no action by or in respect of, or filing with, any governmental body, agency, or official;

(c)	that it has the full legal right to grant to Licensee the licenses granted under this License Agreement;

(d)	that prior to the date of this License Agreement, no license, covenant not to sue, or any other right under any Licensed Patent or Other Intellectual Property has been granted to any third party;

(e)	that Licensor owns all right, title and interest in and to the Intellectual Property free of all claims, liens, charges and encumbrances;

(f)	that registrations for the Licensed Patents are in full force and effect;

(g)	that Licensee’s use of the Intellectual Property will not conflict with or infringe the rights of a third party; and

(h)	that there are no pending claims asserting that the Intellectual Property or use thereof conflicts with or infringes the rights of a third party.

8.	Protection of Licensed Patents.

(a)
Licensee will at all times recognize the ownership of Licensor of the Licensed Patents and will not at any time do or suffer to be done any act or thing which will in any way impair the rights of Licensor in the Licensed Patents. Licensee hereby expressly covenants that during the life of this License Agreement and upon and after the termination thereof, Licensee will not claim that its use of the Licensed Patents has created any title in Licensee in any country.

(b)
During the term of this Agreement, Licensor will pay the fees, if any, associated with the filing, maintenance and prosecution, with the United States Patent and Trademark Office, of the Licensed Patents; provided, however, that Licensee shall cooperate with Licensor in connection therewith, and provided further, that it is acknowledged and agreed that Licensee shall not be responsible for any fees or other costs or payments associated with any claim or suit relating to the Licensed Patents.  Notwithstanding the foregoing, Licensee shall be permitted to file, maintain and prosecute, at it own expense, new patent applications in the name of Licensee in any additional countries which Licensee shall desire, provided the Licensor has not advised Licensee in writing of its prior intention to file in any of such additional countries.

(c)	In the event of infringement of the Licensed Patents, the parties will jointly cooperate in terminating such infringement.

9.	Indemnification.

(a)
Licensee shall indemnify and hold Licensor harmless from any loss, liability, damage, cost or expense, including reasonable attorneys' fees, arising out of any claims or suits which may be brought against Licensor by a third party relating to Licensee's manufacture, sale or distribution of the Products or Licensee’s breach of this License Agreement, including, without limitation, representations and warranties, except as such claims or suits relate to the grant of rights, covenants, warranties or representations of Licensor set forth herein, and excluding any claim indemnifiable by Licensor pursuant to section 9(b) below, provided that Licensor shall give prompt written notice and cooperation to Licensee relative to any such claim or suit, and provided that Licensee shall have the option to undertake and conduct the defense of any suit so brought.

(b)
Licensor shall indemnify Licensee and its officers, directors, shareholders, employees and agents (collectively, the ''Licensee Indemnified Parties"), and. shall hold each Licensee Indemnified Party harmless from any loss, liability, damage, cost or expense, including reasonable attorneys' fees, arising out of any claims or snits which may be brought or made against the Licensor Indemnified Party by reason of Licensee use of the Intellectual Property or in accordance with this Agreement or Licensor’s breach of this Agreement, including, without limitation any rights, covenants, warranties or representations set forth herein, provided that Licensee shall give prompt written notice and cooperation to Licensor relative to any such claim or suit.

10.	Exclusive Manufacturing

SG agrees to purchase only from Licensee all Products using in any respect Intellectual Property, for sale anywhere in the world, at the prices and other terms and conditions set forth in Exhibit B annexed hereto.  Initial inventory for such Products in Exhibit B, shall be provided with no cash outlays by Licensor, as the Licensor will credit this inventory expense as a prepayment of Licensee Royalties owed by Licensee to Licensor. Inventory provided to the Licensor in quantities above the Initial Inventory shall be paid for within 90 days after shipping.  Licensor and SG shall pay Licensee a royalty on all monies received by them and any Affiliate thereof from the use of the Intellectual Property, including, without limitation, on the sale of Products purchased from Licensor at the rate and terms specified on Exhibit B (the “Licensor Royalty”).  Licensor shall pay such Licensor Royalty at the same time Licensee Royalties are payable pursuant to section 4 above.  Licensee shall have with respect to Licensor Royalties the same audit and inspection rights provided to Licensor pursuant to section 4 above relating to Licensee Royalties.  “Affiliate” means an entity that controls, is controlled by or under the common control with the person or entity in question.

11.	Non-Competition

Licensee shall have the sole right to enter into an agreement with Echelon Corporation (“Echelon”) and work with Echelon to design products using the Intellectual Property with Echelon components for inclusion in Echelon’s catalogs and distribution channels.

12.	Confidentiality

Licensor and Licensee acknowledge that they may be exposed to certain information concerning the other party's products and/or business which is confidential and proprietary information of such other party and not generally known to the public ("Confidential Information").  Both Licensor and Licensee agree that during and at all times after the Term of this Agreement, neither will use or disclose to any third party any Confidential Information of the other without the prior written consent of such other party.  Notwithstanding the foregoing, this section 12 shall not apply (a) to any Confidential Information which becomes known to the public through no fault of the receiving party (Licensor or Licensee as the case may be) or which was already known by the receiving party and same can be demonstrated or (b) to any Confidential Information required to be used or disclosed in connection with the enforcement of this Agreement or pursuant to a court order or governmental directive.  Notwithstanding anything contained above, the terms and conditions of this Agreement may be disclosed (a) to a party’s professional representatives, on a need to know basis, subject to their holding all such information in confidence pursuant to this section 12 and (b) in connection with the prosecution and/or defense of any claim relating to this Agreement.

13.	Miscellaneous

(a)
Notices.  Any notice or other communication required or permitted hereunder must be in writing and must be transmitted by personal delivery; reputable overnight courier service, certified mail (postage pre-paid, receipt requested) or telecopy, as follows:

If to Licensor:	Mr. James F. Loughrey
4576 Echo Lane
Stacy, MN 55079

with a copy to:	Harold Slawok
New Council PLC
233 Park Avenue, Suite 203
Mpls, MN 55415

if to, Licensee	Blue Earth Energy Management, Inc.
2298 Horizon Ridge Parkway
Suite 205
Henderson, Nevada 89052

with a copy to:	Davidoff Malito & Hutcher LLP
605 Third Avenue – 34th Floor
New York, New York 10158
Attention: Elliot H. Lutzker, Esq.
or at such other address as the party shall designate in a written notice to the other party hereto, given in accordance with this Section 13.  All notices and other communications shall be effective upon receipt.

(b)
No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of either party, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single, or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(c)
Severability. Any provision of this License Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof; and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable said provision in any other jurisdiction.

(d)	Integration. This License Agreement represents the agreements of the parties with respect to the subject matter hereof and supersedes any prior or written understanding of the parties concerning the subject hereof, except for binding provisions of the Letter of Intent dated May 2, 2011, among the parties or their Affiliates (“LOI”).  There are no promises or representations by either party relative to the subject matter hereof not reflected herein or therein, except for binding provisions of the LOI.

(e)
Governing Law. This License Agreement and the rights and obligations of the parties under this License Agreement shall be governed by, and construed and interpreted in accordance with; the laws of the State of Nevada applicable to contracts entered into and wholly performed in the State of Nevada.

(f)
Dispute Resolution.  Any dispute arising from this Agreement shall be resolved by a court in the State of Nevada, County of Clark without a jury.  The parties hereby waive all rights to a jury trial, consent to the jurisdiction of such courts and to the venue thereof.

(g)
Assignment. This License Agreement shall be binding upon the parties hereto, their successors and permitted assigns.  Subject to Licensee’s rights to sublicense under section 2 above and the rights specified below, neither this License Agreement nor any of the rights, duties or obligations thereunder may be assigned, sold, conveyed, transferred, or delegated by either party without the express written consent of the other party hereto.  Notwithstanding the foregoing, Licensee may assign this License Agreement, and all rights and obligations under this License Agreement, upon the sale, merger, corporate, reorganization, or refinancing of Licensee or its assets. Any attempted assignment in violation of this Section 12(g) shall be void.

14.
Counterparts. This Agreement may be executed in original or facsimile counterparts, each of which shall be deemed an original, but both of which when taken together shall constitute one and the same instrument

The parties have executed this License Agreement on the date first above written.

/s/ James F. Loughrey
James F. Loughrey

FOR PURPOES ONLY OF
SECTIONS 9(i), (ii) and 11-14

BLUE EARTH ENERGY MANAGEMENT INC.	BLUE EARTH, INC.

By: /s/ Johnny R. Thomas	By: /s/ Johnny R. Thomas
Johnny R. Thomas,	Johnny R. Thomas,
Chief Executive Officer	Chief Executive Officer

AND FOR PURPOSES OF SECTIONS 10-14

SWITCHGENIE LLC

By: /s/ James F. Loughrey
      James F. Loughrey, President